Exhibit 3.1

AMENDMENT NO. 3

TO

AMENDED BYLAWS

OF

MOBIQUITY TECHNOLOGIES, INC.

(a New York corporation)

The Amended Bylaws of Mobiquity Technologies, Inc. (a New York corporation) (the “Corporation”), as amended, are hereby amended as follows:

Subsection (a) of Section 5.6 QUORUM of the Bylaws is hereby amended to read in its entirety as follows:

(a) Except as otherwise provided herein, or by statute, or in the Certificate of Incorporation (such Certificate and any amendments thereof being hereinafter collectively referred to as the "Certificate of Incorporation"), at all meetings of shareholders of the Corporation, the presence at the commencement of such meetings in person or by proxy of shareholders holding of record one-third (33 1/3%) of the total number of shares of the Corporation then issued and outstanding and entitled to vote, shall be necessary and sufficient to constitute a quorum for the transaction of any business. The withdrawal of any shareholder after the commencement of a meeting shall have no effect on the existence of a quorum, after a quorum has been established at such meeting.

The Bylaws as previously amended and as amended hereby constitute the Bylaws of the Corporation.

Adopted by the shareholders of the Corporation in accordance with Section 11.1 of the Bylaws, as of May 15, 2023.